Classic Aviation Products
PRESS RELEASE FOR IMMEDIATE RELEASE	May 9, 2006
BUTLER NATIONAL ASSISTS WITH JUNCTION CITY HOUSING DEVELOPMENT New, Affordable Housing Will Help Military Families Returning To Fort Riley

Olathe, Kansas May 8, 2006 - Butler National Corporation (OTC Bulletin Board "BUKS") announces BCS Design, Inc., its wholly-owned subsidiary, will assist the City of Junction City, Kansas, in developing affordable, single-family housing. BCS Design has planned fourteen town homes and ten single-family homes at two locations in Junction City. The town homes offer two-story, three bedroom, two-and-a-half bath residences with a garage. The single-family homes feature three bedrooms, two baths and a two-car garage. Pricing for the homes ranges from $139,900 - $149,900. The planned locations are 7th Street and Franklin and 14th Street and Calhoun in Junction City.

Jeff Shinkle, President of BCS Design, Inc., said, "This is a great opportunity for BCS Design to help Junction City meet its strong demand for well designed and well built affordable housing. In the coming months, there will be 25,000 to 30,000 additional people looking for housing in the area due to the large number of troops relocating to Fort Riley. Those returning troops and their families have sacrificed a lot these past years, we are excited that we are able to give back and assist in the design and development of housing for those returning military families."

Our Business:

About Butler National Corporation

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations

Creative Options Communications
jdrewitz@comcast.net

Phone (214) 498-7775 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-